Exhibit 10.1

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EXHBITS & SCHEDULES

Exhibit A	Bill of Sale
Exhibit B	License Agreement
Schedule 1.01(a)	Inventory
Schedule 1.03(a)(i)	Assumed Liabilities
Schedule 1.04(c)	Wire Transfer Instructions
Exhibit C	Seller’s Products

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), made effective as of June 30, 2023, is entered into between HWH World, Inc., a Texas corporation (“Seller”), Sharing Services Global Corporation, a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of product sourcing and distribution (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the Seller’s outstanding inventory, subject to the terms and conditions set forth herein;

WHEREAS, Seller requires certain liabilities related to the inventory, directly or indirectly, to be assumed by the Buyer, which the Buyer wishes to do, subject to the terms and conditions set forth herein; and

WHEREAS, Seller wishes to grant to the Buyer the exclusive right to license of its patents, trademarks, rights to manufacture, and rights sell its products and inventory worldwide, and Buyer wishes to purchase and accept from Seller, this exclusive licensing agreement, subject to the terms, conditions and understandings set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to:

(a) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories, including that set forth on Section 1.01 (a) of the disclosure schedules attached hereto;

(collectively, the “Inventory” or “Purchased Assets”)

Section 1.02 Excluded Assets. Reserved.

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Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein. Buyer shall assume and agree to pay, perform, and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”), and no other liabilities. Such Assumed Liabilities shall be defined those trade payables incurred as of June 30,2023, by the Seller, including but not limited to:

(i) all trade accounts payable of Seller to third parties in connection with the Purchased Assets that remain unpaid as of June 30,2023 as set forth on Section 1.03(a)(1) of the Disclosure Schedule;

(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities, including, without limitation, any Liabilities arising from the Maiden Litigation.

Section 1.04 Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be:

(i) the payment of $10.00 in cash (the “Cash Purchase Price”) to the Seller.

(ii) the payment up to a maximum of $757,641.98 paid from Gross Proceeds (as defined hereinafter) generated from the sale of the Inventory (the “Inventory Proceeds”) shall be paid quarterly to HWH World or its assigns within fifteen (15) calendar days of the last calendar day on which the quarter, commencing with the quarter ending on December 31,2023. “Gross Proceeds” shall mean any amounts that HWH World receives from the sale of Seller’s Inventory (as defined above), net of the related costs, as described and detailed on Section 1.01 (a) of the Disclosure Schedules;

(iii) the payment of one percent (1%) of the gross sale price (“Royalty Proceeds”, of all Seller’s Products, with the type an historical names of such products being further defined in Exhibit C (“Seller’s Products”), sold, but not including the existing inventory items set forth in Exhibit A, for a period commencing November 1, 2023 and ending October 31,2033.

(iv) plus the assumption of the Assumed Liabilities; and

(b) For avoidance of any doubt, Buyer must conduct the sales of any Inventory in a manner that maximizes the Gross Proceeds.

(c) Buyer shall pay the Cash Purchase Price on the Closing Date by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth on Section 1.04 (c) of the Disclosure Schedules.

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(d) Buyer shall pay die Inventory Proceeds io Seller by wire transfer to a depository account designated by the Seller or its assigns, within thirty (30) days of Buyer receiving any funds from any third-party in connection with any future transaction involving the Purchased Assets, with the wire transfer instructions set forth on Section 1.04 (c) of the Disclosure Schedules.

(e) Buyer shall pay the Royalty Proceeds to Seller by wire transfer to a depository account designated by the Seller or its assigns, within thirty (30) days of Buyer receiving any funds from such revenue stream, with the wire transfer instructions set forth on Section 1.04 (c) of the Disclosure Schedules.

Section 1.05 Allocation of Purchase. Price. Section not used.

Section 1.06 Withholding Tax. Section not used.

Section 1.07 Third-Party Consents. To the extent that Seiler’s rights under any Purchased. Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at an office of the Seller, being 1400 Broadfield Blvd., Suite 100, Houston. Texas 77084 or remotely by exchange of documents and signatures (or their electronic counterparts), at 5:00pm (CST)] time, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a Bill of Sale and Assumption Agreement in the form of Exhibit A attached hereto/in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer, and effecting the assignment to and assumption by Buyer of the Assumed Liabilities; and

(ii) an exclusive right to license of its patents, trademarks, rights to manufacture, and rights sell its products and inventory worldwide, to be documented and evidenced by that separate agreement, dated effective July 1,2023, herein after referred to as that “Licensing Agreement”; and

(iii) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Cash Purchase Price;

(ii) the Bill of Sale and Assumption Agreement duly acknowledged by Buyer, and

(iii) such other customary instruments of transfer or assumption, filings, or documents, in form and substance satisfactory to the Seller, as may be required to give effect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III arc true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas. Seller has full corporate power and authority to enter into this Agreement and the other transaction documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and deliver}’ by Seller of this Agreement and any other transaction document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the transaction documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

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Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets arc subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Financial Statements. Section not used.

Section 3.04 Undisclosed Liabilities. Section not used

Section 3.05 Absence of Certain Changes, Events, and Conditions. To the best of the Seller’s knowledge, since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice and there has not been any change, event condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Section not used.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all the Purchased Assets, free and clear of Encumbrances.

Section 3.08 Section Not Used.

Section 3.09 Legal Proceedings; Governmental Orders.

(a) To the best of the Seller’s knowledge, there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against, relating to, or affecting the Purchased Assets.

Section 3.10 Compliance with Laws. Seller believes it is in compliance with all Laws applicable to the ownership and use of the Purchased Assets.

Section 3.11 Taxes. Section not used.

Section 3.12 Brokers. No broker, finder, or investment banker is entitled to any brokerage fee, finder’s fee, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction document based upon arrangements made by or on behalf of Seller.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE TV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other transaction documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other transaction document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the transaction documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer, (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer, or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage fee, finder’s fee, or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. To the best of the Seller’s knowledge, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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ARTICLE V

COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Seller shall hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, or (b) is lawfully acquired by Seller, any of its affiliates, or their respective representatives from and after the Closing from sources which arc not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its affiliates or their respective representatives are compelled to disclose any information by Governmental Order or Law, Seller shall timely notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller, subject to the Buyer’s payment/reimbursement, shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as liabilities not deemed to be Assumed Liabilities.

Section 5.03 Transfer Taxes. All sales taxes and/or conveyance taxes and fees (including any penalties and interest) incurred as a result of the sale of the Purchase Asset, if any, shall be borne and paid by Buyer. Any ad valorem, property taxes or similar tax associated with the Purchased Assets are part of the Assumed Liabilities by the Buyer.

Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other transaction documents.

ARTICLE VI

INDEMNIFICATION

Article VI and sections thereunder are intentionally deleted.

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ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third (3,d) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	HWH World, Inc.
1400 Broadfield Blvd., Suite 100
Houston, Texas 77084
Email: [ ]
Attention: Frank D. Heuszel, President

If to Buyer:	Sharing Services Global Corporation
5200 Tennyson Parkway, Plano TX 75024
Email: [ ]
Attention: John “JT” Thatch, Chief Executive Officer

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instalment to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other transaction documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including, without limitation, that certain Securities Purchase Agreement made as of July 1, 2023 by and between HWH World and Buyer. In the event of any inconsistency between the statements in the body of this Agreement and those in the other transaction documents, the exhibits, and the Disclosure Schedules, the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Buyer mav not assign its rights or obligations hereunder without the prior written consent of the Seller, at the sole discretion of the Seller. The Seller may assign its rights under this Agreement to any subsidiary or affiliate without any further consent from the Buyer required. The Buyer may not assign its rights to a non-subsidiary or non-affiliatc, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the part)’ so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise there of or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Illis Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Texas in each case located in the city of Houston, Texas and county of Harris, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACI I PARTY ACKNOWLEDGES AND AGREES THAT ANY CON TROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS. OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: 0) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL
WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of tliis Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 3rd day of November 2023, closed at a later date, but effective for all purposes July 1, 2023, by their duly authorized officers.

HWH WORLD. INC.

By:	/s/ Frank D. Heuszel
Name:
Title:

SHARING SERVICES GLOBAL CORPORATION

By:	/s/ John Thatch
Name:	John “JT” Thatch
Title:	CEO

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